Exhibit 11.1


                                  HemaSure Inc.
                 Statement Re Computation of Earnings Per Share



                                             Year ended December 31,
           (In thousands)              1996           1995           1994
                                       ----           ----           ----


Weighted average number of
common shares outstanding              8,069          6,205           4,767

Issuance of cheap stock and cheap
stock equivalents (1)                      -              -              91
                                      ------         ------          ------
Total weighted average number
of common shares outstanding           8,069          6,205           4,858
                                      ======         ======          ======


--------------------
(1) Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, common stock, convertible preferred stock and warrants issued at prices below the initial public offering price of $7.00 per share ("cheap stock") during the twelve-month period immediately preceding the initial filing date of the Registration Statement, have been included as outstanding from January 1, 1994 to the Company's initial public offering in April 1994, which impact is anti-dilutive to the net loss in 1994.





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